Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keane Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated October 20, 2016, with respect to the balance sheets of Trican Well Services, L.P. as of December 31, 2015 and 2014, and the related statements of operations, partners’ capital, and cash flows for the years then ended, included in the Registration Statement No. 333-222500, as amended, and to the reference to our firm under the heading “Experts” in the prospectus included in such Registration Statement.

/s/ KPMG LLP

Houston, Texas

January 17, 2018